CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund II of our reports dated December 29, 2025, relating to the financial statements and financial highlights of CastleArk Large Growth ETF, Kopernik Global All-Cap Fund, Kopernik International Fund and PMV Adaptive Risk Parity ETF, which appear in The Advisors’ Inner Circle Fund II’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 26, 2026